Filed pursuant to Rule 433
Registration Nos. 333-213642 and 33-58812

Province of Alberta

(Canada)

US$2,250,000,000 1.90% Bonds due December 6, 2019

Final Term Sheet

Issuer:	Province of Alberta

Title:	1.90% Bonds due December 6, 2019

Format:	SEC Registered Global Offering

Ranking:	Direct, unconditional debt

Size:	US$2,250,000,000

Trade Date:	December 1, 2016

Settlement Date:	December 8, 2016

Maturity:	December 6, 2019

Interest Payment Dates:	June 6 and December 6 of each year

First Interest Payment Date:	June 6, 2017

Spread to Benchmark Treasury:	T+ 45.95 bps

Spread to Mid-Swaps:	+ 34 bps

Benchmark Treasury:	1.00% due November 15, 2019

UST Spot/Yield:	98-22 / 1.456%

Yield to Maturity:	1.916%

Coupon:	1.90% payable semi-annually

Price:	99.954%, plus accrued interest, if any, from December 8, 2016

Day Count:	30/360

Minimum Denominations:	US$200,000 and integral multiples of US$1,000 for amounts in excess of US$200,000

Joint Lead Managers:	BMO Capital Markets Corp. HSBC Bank plc National Bank of Canada Financial Inc. TD Securities (USA) LLC

Co-managers:	CIBC World Markets Corp. Merrill Lynch, Pierce, Fenner & Smith Incorporated RBC Capital Markets, LLC Scotia Capital (USA) Inc.

CUSIP#/ISIN#:	013051 DV6 / US013051DV68

Listing:	Admission to the Luxembourg Stock Exchange’s Official List and to trading on the Luxembourg Stock Exchange’s Euro MTF Market may be completed following settlement on a reasonable efforts basis.

Governing Law:	Province of Alberta and Canada.

Prospectus and Prospectus Supplement:	Prospectus dated as of October 25, 2016 and Preliminary Prospectus Supplement dated as of November 30, 2016 https://www.sec.gov/Archives/edgar/data/810961/000119312516781581/d299911d424b2.htm

Settlement	We expect that delivery of the Securities will be made against payment therefor on or about December 8, 2016, which is five business days following the date of pricing of the Securities (this settlement cycle being referred to as “T + 5”). Under Rule 15c6-1 of the Exchange Act, trades in the secondary market generally are required to settle in three business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade their Securities on the date of pricing or the next succeeding business day will be required, by virtue of the fact that the Securities initially will settle in T + 5, to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement. Purchasers of Securities who wish to trade their Securities on the date of pricing or the next succeeding business day should consult their own advisor.

Stabilization:	Reg M/FCA/ICMA

Legends:	This communication is intended for the sole use of the person to whom it is provided by us.

U.S. Legend:	The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling BMO Capital Markets Corp. at 1 (866) 864-7760, HSBC Bank plc at 1 (866) 811-8049, National Bank of Canada Financial Inc. at 1 (212) 632-8868 or TD Securities (USA) LLC at 1 (855) 495-9846.

United Kingdom Legend:	This document is for distribution only to persons who: (i) have professional experience in matters relating to investments falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (as amended, the “Financial Promotion Order”), (ii) are persons falling within Article 49(2)(a) to (d) (“high net worth companies, unincorporated associations, etc.”) of the Financial Promotion Order, (iii) are outside the United Kingdom, or (iv) are persons to whom an invitation or inducement to engage in investment activity (within the meaning of section 21 of the Financial Services and Markets Act 2000, as amended (including the Financial Services Act 2012)) in connection with the issue or sale of any Securities may otherwise lawfully be communicated or caused to be communicated (all such persons together being referred to as “relevant persons”). This document is directed only at relevant persons and must not be acted on or relied on by persons who are not relevant persons. Any investment or investment activity to which this document relates is available only to relevant persons and will be engaged in only with relevant persons.

European Economic Area Legend:	If and to the extent that this announcement is communicated in, or the offer of the Securities to which it relates is made in, any European Economic Area Member State that has implemented Directive 2003/71/EC (and amendments thereto, including Directive 2010/73/EU) (the “Prospectus Directive”), this announcement and the offer are only addressed to and directed at persons in that Member State who are qualified investors within the meaning of the Prospectus Directive (or who are other persons to whom the offer may lawfully be addressed) and must not be acted upon by other persons in that Member State.

Hong Kong Legend:	The Securities will not be offered or sold in Hong Kong, by means of this term sheet or any document, other than (i) to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571) of Hong Kong (the “SFO”) and any rules made under the SFO, or (ii) in other circumstances which do not result in the term sheet being a “prospectus” within the meaning of the Companies (Winding Up and Miscellaneous Provisions) Ordinance (Cap. 32) of Hong Kong or which do not constitute an offer to the public within the meaning of such ordinance.

Singapore Legend:

This document has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this document and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the Securities may not be circulated or distributed, nor may the Securities be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”), (ii) to a relevant person pursuant to Section 275(1), or any person pursuant to Section 275(1A), and in accordance with the conditions specified in Section 275, of the SFA, or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the Securities are subscribed or purchased under Section 275 of the SFA by a relevant person which is: (A) a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or (B) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor, securities (as defined in Section 239 (1) of the SFA) of that corporation or the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferred within six months after that corporation or that trust has acquired the Securities pursuant to an offer made under Section 275 of the SFA except: (i) to an institutional investor or to a relevant person defined in Section 275(2) of the SFA, or to any person arising from an offer referred to in Section 275(1A) or Section 276(4)(i)(B) of the SFA; (ii) where no consideration is or will be given for the transfer; (iii) where the transfer is by operation of law; (iv) as specified in Section 276(7) of the SFA; or (v) as specified in Regulation 32 of the Securities and Futures (offers of Investments)(Shares and Debentures) Regulations 2005 of Singapore.

Japan Legend:	The Securities have not been and will not be registered under the Financial Instruments and Exchange Law of Japan (Law No. 25 of 1948, as amended) and, accordingly, each of the underwriters, on behalf of itself and each of its affiliates that participates in the initial distribution of the Securities, has undertaken that it has not offered or sold and will not offer or sell any Securities, directly or indirectly, in Japan or to, or for the benefit of, any Japanese Person or to others for re-offering or resale, directly or indirectly, in Japan or to, or for the benefit of, any Japanese Person except pursuant to an exemption from the registration requirements of the Financial Instruments and Exchange Law of Japan (Law No. 25 of 1948, as amended), and under circumstances which will result in compliance with all applicable laws, regulations and guidelines promulgated by the relevant Japanese governmental and regulatory authorities and in effect at the relevant time. For the purposes of this paragraph, “Japanese Person” shall mean any person resident in Japan, including any corporation or other entity organized under the laws of Japan.

Other:	ANY DISCLAIMERS OR OTHER NOTICES THAT MAY APPEAR BELOW ARE NOT APPLICABLE TO THIS COMMUNICATION AND SHOULD BE DISREGARDED. SUCH DISCLAIMERS OR OTHER NOTICES WERE AUTOMATICALLY GENERATED AS A RESULT OF THIS COMMUNICATION BEING SENT VIA BLOOMBERG OR ANOTHER EMAIL SYSTEM.